Exhibit 3.2
RESTATED
ARTICLES OF INCORPORATION
OF
FASTENAL COMPANY
The undersigned, Sheryl A. Lisowski, Executive Vice President, Interim Chief Financial Officer, Chief Accounting Officer, and Treasurer of Fastenal Company, a Minnesota corporation (the 'Corporation'), does hereby certify that the attached Restated Articles of Incorporation correctly set forth the corresponding provisions of the articles as amended, effective at the close of business on May 21, 2025, and were adopted by the Corporation in accordance with Chapter 302A of the Minnesota Statutes.
IN WITNESS WHEREOF, I have hereunto set my hand this 24th day of April, 2025.
/s/ Sheryl A. Lisowski
Sheryl A. Lisowski
Executive Vice President, Interim Chief Financial Officer,
Chief Accounting Officer, and Treasurer

Exhibit 3.2 (Continued)
RESTATED
ARTICLES OF INCORPORATION
OF
FASTENAL COMPANY
ARTICLE I.
The name of the corporation is Fastenal Company.
ARTICLE II.
The address of the registered office of the corporation is 2001 Theurer Boulevard, Winona, Minnesota 55987.
ARTICLE III.
The aggregate number of shares that the corporation has authority to issue is 1,605,000,000. The shares are classified in two classes, consisting of 5,000,000 shares of Preferred Stock of the par value of $.01 per share and 1,600,000,000 shares of Common Stock of the par value of $.01 per share. The Board of Directors is authorized to establish one or more series of Preferred Stock, setting forth the designation of each such series, and fixing the relative rights and preferences of each such series.
ARTICLE IV.
Shareholders of the corporation shall have no preemptive rights to acquire securities or rights to purchase securities of the corporation.
ARTICLE V.
There shall be no cumulative voting in the election of directors of the corporation.
ARTICLE VI.
Any action required or permitted to be taken at a meeting of the Board of Directors of the corporation, other than actions requiring shareholder approval, may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all directors were present.
ARTICLE VII.
No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article shall not eliminate or limit the liability of a director to the extent provided by applicable law: (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 302A.559 or 80A.23 of the Minnesota Statutes, (d) for any transaction from which the director derived an improper personal benefit, or (e) for any act or omission occurring prior to the effective date of this Article. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
ARTICLE VIII.
The corporation shall be subject, and hereby elects to be subject, to Section 302A.671 of the Minnesota Statutes, as amended from time to time. The affirmative vote of the holders of a majority of the voting power of all shares of the corporation entitled to vote, and the affirmative vote of the holders of a majority of the voting power of all shares of the corporation entitled to vote excluding, if the corporation shall then have an 'acquiring person' (as defined in Section 302A.011 of the Minnesota Statutes as amended from time to time) all 'interested shares' (as defined in Section 302A.011 of the Minnesota Statutes, as amended from time to time), shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article VIII.
ARTICLE IX.
The corporation shall be subject, and hereby elects to be subject, to Section 302A.673 of the Minnesota Statutes, as amended from time to time. The affirmative vote of the shareholders of the corporation, other than 'interested shareholders' and their 'affiliates' and 'associates' (each as defined in Section 302A.011 of the Minnesota Statutes, as amended from time to time), holding a majority of the outstanding voting power of all shares of the corporation entitled to vote, excluding the shares of interested shareholders and their affiliates and associates, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article IX; provided, however, that no such amendment, repeal or inconsistent provision shall be effective (i) until eighteen (18) months after the vote of shareholders of the corporation and (ii) unless such amendment, repeal or inconsistent provision provides that it does not apply to any 'business combination' (as defined in Section 302A.011 of the Minnesota Statutes, as amended from time to time) of the corporation with, with respect to, proposed by or on behalf of, or

Exhibit 3.2 (Continued)
pursuant to any agreement, arrangement or understanding (whether or not in writing) with, an interested shareholder whose 'share acquisition date' (as defined in Section 302A.011 of the Minnesota Statutes, as amended from time to time) is on or before the effective date of such amendment, repeal or inconsistent provision, or any affiliate or associate of that interested shareholder.
ARTICLE X.
Subject to the rights, if any, of the holders of one or more classes or series of Preferred Stock issued by the corporation, voting separately by class or series to elect directors in accordance with the terms of such Preferred Stock, each director of the corporation shall be elected at a meeting of shareholders by the vote of the majority of the votes cast with respect to that director, provided that directors of the corporation shall be elected by a plurality of the votes present and entitled to vote on the election of directors at any such meeting for which the number of nominees (other than nominees withdrawn on or prior to the day preceding the date the corporation first mails its notice for such meeting to the shareholders) exceeds the number of directors to be elected. For purposes of this Article X, a majority of the votes cast means that the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the corporation that are voted 'for' a director must exceed the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the corporation that are voted 'against' that director.